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                                                              Exhibit No. 99.1



                                                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

      INKINE PHARMACEUTICAL ANNOUNCES FDA APPROVAL OF VISICOL(TM) TABLETS
                              At Market Early 2001

BLUE BELL, PA, September 21, 2000 - InKine Pharmaceutical Company, Inc, (Nasdaq:
INKP) today announced that the U.S. Food and Drug Administration (FDA) approved Visicol(TM) tablets (brand of sodium phosphate) for cleansing of the bowel as a preparation for colonoscopy.

This approval occurred in ten months from NDA submission and includes full labeling of the product as agreed to by FDA and InKine.

Leonard S. Jacob, M.D., Ph.D., Chairman and CEO of InKine said, "We are thrilled that Visicol(TM) has been approved and thank FDA for fulfilling their commitment to rapidly review this important new drug. Our open and professional communications between FDA and InKine enabled us to negotiate final acceptable labeling for our first commercial product. We look forward to making Visicol(TM) available to patients undergoing colonoscopy in early January 2001."

InKine stated that it looks forward to continuing work with the FDA's Division of Gastrointestinal and Coagulation Drug Products on its second drug candidate, CBP-1011, as it advances to later stage clinical trials for inflammatory bowel disease.

"I would like to thank all our employees, and in particular, our development and regulatory staff who led our efforts in taking Visicol(TM) from IND submission to NDA approval in less than 27 months," continued Dr. Jacob. "A special note of gratitude is extended to Craig Aronchick, M.D., Head of Endoscopy, Department of Gastroenterology, Pennsylvania Hospital and a scientific founder of InKine. His invention of Visicol(TM) was his response to patients pleas for a better tolerated purgative preparation and thereby increasing the number of patients who would undergo colonoscopy to prevent colon cancer, the second leading cause of death due to cancer in the United States."

The Company will be hosting a conference call 10:00 am ET, Friday, September 22, to further discuss the FDA approval of Visicol(TM) and its impact on InKine. To participate, please dial 913-981-4902, confirmation # 660958 10-15 minutes prior


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to start time. The conference call will also be available on replay starting at
1:00 pm ET on September 22, and running through October 13, at 12:00 am ET. For the replay, please dial 719-457-0820, confirmation # 660958.

InKine Pharmaceutical Company, Inc. is a publicly traded biopharmaceutical company focused on the diagnosis and treatment of cancer and autoimmune diseases. The company's development strategy is to acquire late-stage drug candidates with short time lines to commercialization. Support early-stage product opportunities come through university-based sponsored research.

The company's lead product, Visicol(TM), was approved by the FDA in September 2000 and is the first and only tablet purgative preparation indicated for bowel cleansing prior to colonoscopy. InKine's portfolio also includes a late-stage clinical compound, CBP-1011, a steroid molecule in Phase III trials for the treatment of idiopathic thrombocytopenic purpura and Phase II trials for the treatment of inflammatory bowel disease. In addition, the Company is developing preclinical compounds including Angiocidin, a potent and specific angiogenesis inhibitor for potential use in cancer patients.

This announcement contains certain forward-looking statements that are subject to risks and uncertainties, including in particular the statement regarding "advancing our second drug candidate, CBP-1011, to later stage clinical trials for inflammatory bowel disease." Actual results could differ materially from those currently anticipated as a result of a number of factors, including, but not limited to, the risks and uncertainties discussed under "Other Factors to be Considered" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in the Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1999, as filed with the Securities and Exchange Commission.


Contacts:
Sandra D. Jacob, Corporate Communications                 InKine Pharmaceutical
                                                          Tel: 610-260-9363

Anne McBride, Investor Relations                          The Anne McBride Co
                                                          Tel: 212-983-1702




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